EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Reports 2017 Third Quarter and Nine Month Results

Third Quarter Ended September 30, 2017
Net Income Per Share - $0.03
Non-GAAP Operating Income Per Share* - $0.05
Net Realized Investment Losses Per Share - $0.02
Catastrophe and Storm Losses Per Share - $0.90
GAAP Combined Ratio - 106.7 percent

Nine Months Ended September 30, 2017
Net Income Per Share - $0.61
Non-GAAP Operating Income Per Share* - $0.55
Net Realized Investment Gains Per Share - $0.06
Catastrophe and Storm Losses Per Share - $1.77
GAAP Combined Ratio - 103.8 percent

Lowering 2017 non-GAAP operating income guidance* to $1.15 to $1.35 per share

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP). See “Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures” for additional information.

DES MOINES, Iowa (November 8, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”), today reported net income of $746,000 ($0.03 per share) and a loss and settlement expense ratio of 77.1 percent for the third quarter ended September 30, 2017, compared to net income of $4.1 million ($0.20 per share) and a loss and settlement expense ratio of 71.1 percent for the third quarter of 2016. This decline is primarily attributed to a record $19.5 million of catastrophe and storm losses incurred by the reinsurance segment during the third quarter, which is $17.2 million higher than the third quarter of 2016 primarily due to losses from Hurricanes Harvey, Irma and Maria. The decline in the reinsurance segment’s results was partially offset by improvement in the property and casualty insurance segment due to a $4.9 million reduction in catastrophe and storm losses and improvement in the underlying loss and settlement expense ratio* (which excludes the impact of catastrophe and storm losses and development on prior years’ reserves) compared to the third quarter of 2016.

The property and casualty insurance segment’s underlying loss and settlement expense ratio has become more consistent during 2017. The underlying loss and settlement expense ratio of 61.9 percent for the nine months ended September 30, 2017, is the result of steadily improving results during 2017, from 65.3 percent for the first quarter, to 62.1 percent for the second quarter, to 58.5 percent for the third quarter. The decline in the third quarter primarily reflects reductions in the current accident year ultimate loss and settlement expense ratio projections in the personal auto liability, workers’ compensation and commercial property lines of business.

For the nine months ended September 30, 2017, the Company reported net income of $13.1 million ($0.61 per share) and a loss and settlement expense ratio of 71.9 percent, compared to net income of $24.9 million ($1.19 per share) and a loss and settlement expense ratio of 67.1 percent for the same period in 2016. This decline is also primarily attributed to the catastrophe and storm losses incurred by the reinsurance segment during the third quarter, as well as a reduction in the amount of favorable development experienced on prior years’ reserves in the reinsurance segment.

“Losses in the reinsurance segment during the quarter were manageable, especially given the considerable hurricane losses incurred by the industry,” stated President and Chief Executive Officer Bruce G. Kelley. “Having filled the annual aggregate retention under the intercompany reinsurance treaty will help the reinsurance segment mitigate catastrophe and storm losses that might occur during the fourth quarter.”

“Catastrophe and storm losses in the third quarter declined in the property and casualty insurance segment, which experienced minimal impact from Hurricanes Harvey and Irma due to our disciplined underwriting approach along coastal regions and limited loss exposures in Florida,” continued Kelley. “In addition, the underlying loss and settlement expense ratio of this segment improved during the quarter despite the softening market.”

Non-GAAP operating income, which excludes realized investment gains/losses from net income, totaled $1.1 million ($0.05 per share) for the third quarter of 2017, compared to $4.9 million ($0.23 per share) for the third quarter of 2016. For the nine months ended September 30, 2017, the Company reported non-GAAP operating income of $11.6 million ($0.55 per share), compared to $25.3 million ($1.21 per share) for the same period in 2016.

The Company’s GAAP combined ratio was 106.7 percent in the third quarter of 2017, compared to 102.9 percent in the third quarter of 2016. For the first nine months of 2017, the Company’s GAAP combined ratio was 103.8 percent, compared to 99.8 percent in 2016.

Premiums earned increased 2.0 percent and 1.8 percent for the third quarter and first nine months of 2017, respectively. In the property and casualty insurance segment, premiums earned increased 3.5 percent for both the third quarter and first nine months of 2017, respectively. The majority of these increases are attributed to growth in insured exposures and an increase in retained policies in the commercial lines of business. In the reinsurance segment, premiums earned decreased 3.0 percent and 3.5 percent for the third quarter and first nine months of 2017, respectively. These decreases, which occurred in the pro rata line of business and stem from the Mutual Reinsurance Bureau underwriting association’s withdrawal from non-standard automobile business, were partially offset by increases in the excess of loss line of business.

Catastrophe and storm losses totaled $29.4 million ($0.90 per share after tax) in the third quarter of 2017, compared to $17.1 million ($0.53 per share after tax) in the third quarter of 2016. For the first nine months of 2017, catastrophe and storm losses totaled $57.9 million ($1.77 per share after tax), compared to $45.5 million ($1.41 per share after tax) for the same period in 2016. On a segment basis, catastrophe and storm losses amounted to $9.9 million ($0.30 per share after tax) and $29.9 million ($0.91 per share after tax) in the property and casualty insurance segment, and $19.5 million ($0.60 per share after tax) and $28.0 million ($0.86 per share after tax) in the reinsurance segment, for the three and nine months ended September 30, 2017, respectively.

In the third quarter of 2017, the reinsurance segment retained approximately $15.8 million of catastrophe and storm losses to fill the $20 million retention amount under the reinsurance subsidiary’s intercompany annual aggregate catastrophe excess of loss treaty with Employers Mutual, which has a limit of $100 million, and 20 percent co-participation above the retention. The reinsurance segment retained an additional $2.2 million of catastrophe and storm losses representing their 20 percent co-participation on $11.2 million of losses above the retention amount, and recovered $9.0 million from Employers Mutual. Having filled the annual aggregate retention, the reinsurance segment will be a 20 percent co-participant on any fourth quarter catastrophic events that are greater than $500,000, up to the $100 million limit of coverage. No recoveries were made under this program during 2016. Taking the loss recoveries received and the premiums paid to Employers Mutual into consideration, the intercompany reinsurance program reduced the catastrophe and storm loss ratios by 20.4 and 5.4 percentage points for the three and nine months ended September 30, 2017, respectively. In addition, the reinsurance segment accrued approximately $1.3 million of reinstatement premiums stemming from the hurricane losses sustained during the quarter.

No recoveries were made under the property and casualty insurance segment’s July 1 through December 31 intercompany excess of loss reinsurance treaty with Employers Mutual. Approximately $5.1 million of retention remains under the 2017 treaty, meaning catastrophe and storm losses will be capped at $5.1 million in the fourth quarter, unless the $12.0 million limit of protection is exceeded. The property and casualty insurance segment was further into the $15.0 million retention amount at September 30, 2016; therefore, fourth quarter of 2016 catastrophe and storm losses in the property and casualty insurance segment were capped at $512,000.

The property and casualty insurance subsidiaries ceded $3.0 million and $19.0 million of catastrophe and storm losses to Employers Mutual under the 2017 inter-company reinsurance program during the three and nine months ended September 30, 2017, compared to $3.5 million and $5.1 million during the same periods in 2016. In both years, the ceded amounts are applicable to the treaties that covered the first half of each year. Taking the loss recoveries received and the premiums paid to Employers Mutual into consideration, the intercompany reinsurance program with Employers Mutual reduced the catastrophe and storm loss ratios by 2.1 and 2.4 percentage points for the three months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017 and 2016, the catastrophe and storm loss ratios were reduced by 4.1 and 0.1 percentage points, respectively.

The Company reported $4.4 million ($0.13 per share after tax) of favorable development on prior years’ reserves during the third quarter of 2017, compared to $7.6 million ($0.24 per share after tax) in the third quarter of 2016. For the first nine months of 2017, favorable development totaled $17.6 million ($0.54 per share after tax), compared to $23.5 million ($0.73 per share after tax) in 2016. Included in the favorable development amount reported for the first nine months of 2017 is $4.5 million of adverse development in the property and casualty insurance segment stemming from the settlement of claims for past and future legal fees and losses on a multi-year asbestos exposure associated with a former insured. Excluded from the favorable development amounts reported for 2016 is $5.6 million of “mechanical” favorable development stemming from the change in the property and casualty insurance segment’s reserving methodology that had no impact on earnings.

Net investment income totaled $11.5 million for the third quarter ended September 30, 2017, which is consistent with the third quarter of 2016. Net investment income decreased 6.1 percent to $33.7 million for the first nine months of 2017, from $35.9 million for the same period in 2016. This decrease primarily reflects a lower book yield in the fixed maturity portfolio as well as a decline in dividend income.

Net realized investment losses totaled $594,000 ($0.02 per share after tax) for the third quarter of 2017, compared to $1.2 million ($0.03 per share after tax) in the third quarter of 2016. Net realized investment gains totaled $2.2 million ($0.06 per share after tax) for the first nine months of 2017, compared to net realized investment losses of $643,000 ($0.02 per share after tax) for the same period in 2016. Included in net realized investment gains/losses reported for the third quarter and first nine months of 2017 are $1.0 million and $4.6 million, respectively, of net realized investment losses attributed to a decline in the carrying value of a limited partnership that helps protect the Company from a sudden and significant decline in the value of its equity portfolio (the equity tail-risk hedging strategy). Included in net realized investment losses reported for the third quarter and first nine months of 2016 are $1.9 million and $5.3 million, respectively, attributed to declines in the carrying value of this limited partnership.

At September 30, 2017, consolidated assets totaled $1.7 billion, including $1.5 billion in the investment portfolio, and stockholders’ equity totaled $575.1 million, an increase of 3.9 percent from December 31, 2016. Book value of the Company’s common stock increased 3.2 percent to $26.90 per share from $26.07 per share at December 31, 2016. Book value excluding accumulated other comprehensive income was relatively flat at $23.89 per share at September 30, 2017, compared to $23.90 per share at December 31, 2016.

Based on results for the first nine months of 2017 and projections for the remainder of the year, management is lowering its 2017 non-GAAP operating income guidance to a range of $1.15 to $1.35 per share from the previous range of $1.35 to $1.55 per share. The revised guidance is based on a projected GAAP combined ratio of 101.2 percent for the year and investment income that is flat to down slightly. The projected GAAP combined ratio has a load of 9.9 points for catastrophe and storm losses.

The Company will hold an earnings conference call at noon Eastern time on Wednesday, November 8, 2017 to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s results for the third quarter, as well as its expectations for the remainder of 2017. Dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Members of the news media, investors and the general public are invited to access a live webcast of the earnings conference call via the Company’s investor relations page at investors.emcins.com. The webcast will be archived and available for replay for approximately 90 days following the earnings conference call. A transcript will be available on the Company’s website shortly after the completion of the earnings conference call.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at investors.emcins.com. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking all information currently available into account. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”,

“anticipate”, “estimate”, “project”, “may”, “intend”, “likely” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Definition of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Management uses certain non-GAAP financial measures for evaluating the Company’s performance. These measures are considered non-GAAP financial measures under applicable Securities and Exchange Commission (SEC) rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. The Company’s calculation of non-GAAP financial measures may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s non-GAAP financial measures to the measures used by other companies. The following discussion includes reconciliations of the most directly comparable GAAP financial measures to the non-GAAP financial measures referenced in this report.

Non-GAAP operating income: One of the primary non-GAAP financial measures utilized by management for evaluating the Company’s performance is operating income. Non-GAAP operating income is calculated by excluding net realized investment gains/losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. While realized investment gains/losses are integral to the Company’s insurance operations over the long term, the decision to realize investment gains or losses in any particular period is subject to changing market conditions and management’s discretion, and is independent of the Company’s insurance operations.

Management’s operating income guidance is also considered a non-GAAP financial measure. Net realized investment gains/losses resulting from the sale of assets are not predictable due to changing market conditions and the discretionary nature of such events. As a result, management is unable to accurately project the Company’s annual net income and therefore utilizes non-GAAP operating income in the Company’s projected annual guidance.

Management believes non-GAAP operating income is useful to investors because it illustrates the performance of the Company’s normal, ongoing insurance operations, which is important in understanding and evaluating the Company’s financial condition and results of operations. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of net income.

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
($ in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income	$746	$4,129	$13,054	$24,911
Realized investment gains (losses)	(594)	(1,192)	2,166	(643)
Income tax expense (benefit)	(208)	(417)	758	(225)
Net realized investment gains (losses)	(386)	(775)	1,408	(418)
Non-GAAP operating income	$1,132	$4,904	$11,646	$25,329

RECONCILIATION OF NET INCOME PER SHARE TO NON-GAAP OPERATING INCOME PER SHARE
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income	$0.03	$0.20	$0.61	$1.19
Realized investment gains (losses)	(0.03)	(0.05)	0.10	(0.03)
Income tax expense (benefit)	(0.01)	(0.02)	0.04	(0.01)
Net realized investment gains (losses)	(0.02)	(0.03)	0.06	(0.02)
Non-GAAP operating income	$0.05	$0.23	$0.55	$1.21

Property and casualty insurance segment’s underlying loss and settlement expense ratio: The loss and settlement expense ratio is the ratio (expressed as a percentage) of losses and settlement expenses incurred to premiums earned, which management uses as a measure of underwriting profitability of the Company’s property and casualty insurance business. The underlying loss and settlement expense ratio is a non-GAAP financial measure which represents the loss and settlement expense ratio, excluding the impact of catastrophe and storm losses and development on prior years’ reserves. Management uses this ratio as an indicator of the property and casualty insurance segment’s underwriting discipline and performance for the current accident year. Management believes this ratio is useful for investors to understand the property and casualty insurance segment’s periodic earnings and variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophe and storm losses and development on prior years’ reserves. While this measure is consistent with measures utilized by investors and analysts to evaluate performance, it is not intended as a substitute for the GAAP financial measure of loss and settlement expense ratio.

RECONCILIATION OF THE PROPERTY AND CASUALTY INSURANCE SEGMENT'S LOSS AND SETTLEMENT EXPENSE RATIO TO THE UNDERLYING LOSS AND SETTLEMENT EXPENSE RATIO
	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Loss and settlement expense ratio	61.5%	70.2%	66.0%	66.5%
Catastrophe and storm losses	(8.2)%	(12.7)%	(8.5)%	(10.3)%
Favorable development on prior years' reserves**	5.2%	5.9%	4.4%	4.9%
Underlying loss and settlement expense ratio	58.5%	63.4%	61.9%	61.1%

**During the third quarter of 2016, management implemented a new reserving methodology for the determination of direct bulk reserves in the property and casualty insurance segment. The new methodology, which is referred to as the accident year ultimate estimate approach, better conforms to industry practices and provides increased transparency of the drivers of the property and casualty insurance segment’s performance. In connection with this change in reserving methodology, there was a reallocation of incurred but not reported (IBNR) loss reserves and allocated settlement expense reserves from prior accident years to the current accident year in multiple lines of business. This change resulted in the movement of approximately $5.6 million of reserves from prior accident years to the current accident year that was reported as favorable development; however, this development is “mechanical in nature”, and did not have an impact on earnings because the total amount of carried reserves did not change. This "mechanical" favorable development has been excluded from the amounts presented for 2016.

Industry Metric
Premiums written: Premiums written is an industry metric used in statutory accounting to quantify the amount of insurance sold during a specified reporting period. Management analyzes trends in premiums written to assess business efforts, and uses it as a financial measure for goal setting and determining a portion of employee and senior management awards and compensation. Premiums earned, used in both statutory and GAAP accounting, is the recognition of the portion of premiums written directly related to the expired portion of an insurance policy for a given reporting period. The unexpired portion of premiums written is referred to as unearned premiums, and represents the portion of premiums written that would be returned to a policyholder upon cancellation of a policy.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended September 30, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$120,472	$34,718	$—	$155,190
Investment income, net	8,252	3,237	12	11,501
Other income (loss)	179	(358)	—	(179)
	128,903	37,597	12	166,512
Losses and expenses:
Losses and settlement expenses	74,039	45,537	—	119,576
Dividends to policyholders	46	—	—	46
Amortization of deferred policy acquisition costs	19,491	6,939	—	26,430
Other underwriting expenses	19,109	412	—	19,521
Interest expense	84	—	—	84
Other expenses	170	—	531	701
	112,939	52,888	531	166,358
Operating income (loss) before income taxes	15,964	(15,291)	(519)	154
Realized investment losses	(108)	(486)	—	(594)
Income (loss) before income taxes	15,856	(15,777)	(519)	(440)
Income tax expense (benefit):
Current	3,428	(5,473)	(152)	(2,197)
Deferred	1,466	(425)	(30)	1,011
	4,894	(5,898)	(182)	(1,186)
Net income (loss)	$10,962	$(9,879)	$(337)	$746
Average shares outstanding				21,356,588
Per Share Data:
Net income (loss) per share - basic and diluted	$0.52	$(0.46)	$(0.03)	$0.03
Catastrophe and storm losses (after tax)	$0.30	$0.60	$—	$0.90
Favorable (unfavorable) development on prior years' reserves (after tax)	$0.19	$(0.06)	$—	$0.13
Dividends per share				$0.21
Other Information of Interest:
Premiums written	$144,011	$36,523	$—	$180,534
Catastrophe and storm losses	$9,922	$19,499	$—	$29,421
(Favorable) unfavorable development on prior years' reserves	$(6,242)	$1,822	$—	$(4,420)
GAAP Ratios:
Loss and settlement expense ratio	61.5%	131.2%	—	77.1%
Acquisition expense ratio	32.0%	21.1%	—	29.6%
Combined ratio	93.5%	152.3%	—	106.7%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Quarter ended September 30, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$116,372	$35,809	$—	$152,181
Investment income, net	8,185	3,285	4	11,474
Other income (loss)	172	(257)	—	(85)
	124,729	38,837	4	163,570
Losses and expenses:
Losses and settlement expenses	81,643	26,530	—	108,173
Dividends to policyholders	3,944	—	—	3,944
Amortization of deferred policy acquisition costs	19,206	7,639	—	26,845
Other underwriting expenses	16,690	916	—	17,606
Interest expense	84	—	—	84
Other expenses	190	—	489	679
	121,757	35,085	489	157,331
Operating income (loss) before income taxes	2,972	3,752	(485)	6,239
Realized investment losses	(799)	(393)	—	(1,192)
Income (loss) before income taxes	2,173	3,359	(485)	5,047
Income tax expense (benefit):
Current	569	1,024	(145)	1,448
Deferred	(264)	(108)	(158)	(530)
	305	916	(303)	918
Net income (loss)	$1,868	$2,443	$(182)	$4,129
Average shares outstanding				21,060,665
Per Share Data:
Net income (loss) per share - basic and diluted	$0.09	$0.12	$(0.01)	$0.20
Catastrophe and storm losses (after tax)	$0.46	$0.07	$—	$0.53
Favorable development on prior years' reserves[1] (after tax)	$0.22	$0.02	$—	$0.24
Dividends per share				$0.19
Other Information of Interest:
Premiums written	$138,904	$37,339	$—	$176,243
Catastrophe and storm losses	$14,787	$2,266	$—	$17,053
Favorable development on prior years' reserves[1]	$(6,850)	$(796)	$—	$(7,646)
GAAP Ratios:
Loss and settlement expense ratio	70.2%	74.1%	—	71.1%
Acquisition expense ratio	34.2%	23.9%	—	31.8%
Combined ratio	104.4%	98.0%	—	102.9%

[1] During the third quarter of 2016, management implemented a new reserving methodology for the determination of direct bulk reserves in the property and casualty insurance segment. The new methodology, which is referred to as the accident year ultimate estimate approach, better conforms to industry practices and provides increased transparency of the drivers of the property and casualty insurance segment's performance. In connection with this change in reserving methodology, there was a reallocation of IBNR loss reserves and allocated settlement expense reserves from prior accident years to the current accident year in multiple lines of business. This change resulted in the movement of approximately $5.6 million of reserves from prior accident years to the current accident year that was reported as favorable development; however, this development is "mechanical in nature", and did not have an impact on earnings because the total amount of carried reserves did not change. This "mechanical" favorable development has been excluded from the amounts presented for 2016.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Nine months ended September 30, 2017	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated
Revenues:
Premiums earned	$350,307	$99,207	$—	$449,514
Investment income, net	24,225	9,421	33	33,679
Other income (loss)	623	(1,457)	—	(834)
	375,155	107,171	33	482,359
Losses and expenses:
Losses and settlement expenses	231,067	92,022	—	323,089
Dividends to policyholders	5,184	—	—	5,184
Amortization of deferred policy acquisition costs	59,186	21,588	—	80,774
Other underwriting expenses	56,294	1,438	—	57,732
Interest expense	253	—	—	253
Other expenses	580	—	1,684	2,264
	352,564	115,048	1,684	469,296
Operating income (loss) before income taxes	22,591	(7,877)	(1,651)	13,063
Realized investment gains (losses)	3,033	(867)	—	2,166
Income (loss) before income taxes	25,624	(8,744)	(1,651)	15,229
Income tax expense (benefit):
Current	5,565	(3,044)	(603)	1,918
Deferred	1,208	(976)	25	257
	6,773	(4,020)	(578)	2,175
Net income (loss)	$18,851	$(4,724)	$(1,073)	$13,054
Average shares outstanding				21,295,882
Per Share Data:
Net income (loss) per share - basic and diluted	$0.89	$(0.22)	$(0.06)	$0.61
Catastrophe and storm losses (after tax)	$0.91	$0.86	$—	$1.77
Favorable development on prior years' reserves (after tax)	$0.48	$0.06	$—	$0.54
Dividends per share				$0.63
Book value per share				$26.90
Effective tax rate				14.3%
Annualized net income as a percent of beg. SH equity				3.2%
Other Information of Interest:
Premiums written	$385,209	$95,345	$—	$480,554
Catastrophe and storm losses	$29,922	$27,996	$—	$57,918
Favorable development on prior years' reserves	$(15,555)	$(2,062)	$—	$(17,617)
GAAP Ratios:
Loss and settlement expense ratio	66.0%	92.8%	—	71.9%
Acquisition expense ratio	34.4%	23.2%	—	31.9%
Combined ratio	100.4%	116.0%	—	103.8%

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
($ in thousands, except share and per share amounts)
Nine months ended September 30, 2016	Property and Casualty Insurance	Reinsurance	Parent Company	Consolidated

Revenues:
Premiums earned	$338,589	$102,775	$—	$441,364
Investment income, net	25,524	10,350	9	35,883
Other income (loss)	466	(485)	—	(19)
	364,579	112,640	9	477,228
Losses and expenses:
Losses and settlement expenses	225,207	70,895	—	296,102
Dividends to policyholders	11,292	—	—	11,292
Amortization of deferred policy acquisition costs	58,129	22,611	—	80,740
Other underwriting expenses	49,839	2,295	—	52,134
Interest expense	253	—	—	253
Other expenses	558	—	1,495	2,053
	345,278	95,801	1,495	442,574
Operating income (loss) before income taxes	19,301	16,839	(1,486)	34,654
Realized investment losses	(627)	(16)	—	(643)
Income (loss) before income taxes	18,674	16,823	(1,486)	34,011
Income tax expense (benefit):
Current	6,425	5,601	(586)	11,440
Deferred	(1,778)	(494)	(68)	(2,340)
	4,647	5,107	(654)	9,100
Net income (loss)	$14,027	$11,716	$(832)	$24,911
Average shares outstanding				20,964,236
Per Share Data:
Net income (loss) per share - basic and diluted	$0.67	$0.56	$(0.04)	$1.19
Catastrophe and storm losses (after tax)	$1.08	$0.33	$—	$1.41
Favorable development on prior years' reserves[1] (after tax)	$0.52	$0.21	$—	$0.73
Dividends per share				$0.57
Book value per share				$26.67
Effective tax rate				26.8%
Annualized net income as a percent of beg. SH equity				6.3%
Other Information of Interest:
Premiums written	$370,704	$98,754	$—	$469,458
Catastrophe and storm losses	$34,787	$10,747	$—	$45,534
Favorable development on prior years' reserves[1]	$(16,637)	$(6,880)	$—	$(23,517)
GAAP Ratios:
Loss and settlement expense ratio	66.5%	69.0%	—	67.1%
Acquisition expense ratio	35.2%	24.2%	—	32.7%
Combined ratio	101.7%	93.2%	—	99.8%

[1] During the third quarter of 2016, management implemented a new reserving methodology for the determination of direct bulk reserves in the property and casualty insurance segment. The new methodology, which is referred to as the accident year ultimate estimate approach, better conforms to industry practices and provides increased transparency of the drivers of the property and casualty insurance segment's performance. In connection with this change in reserving methodology, there was a reallocation of IBNR loss reserves and allocated settlement expense reserves from prior accident years to the current accident year in multiple lines of business. This change resulted in the movement of approximately $5.6 million of reserves from prior accident years to the current accident year that was reported as favorable development; however, this development is "mechanical in nature", and did not have an impact on earnings because the total amount of carried reserves did not change. This "mechanical" favorable development has been excluded from the amounts presented for 2016.

CONSOLIDATED BALANCE SHEETS
	September 30, 2017	December 31, 2016
($ in thousands, except share and per share amounts)	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost $1,233,772 and $1,189,525)	$1,258,340	$1,199,699
Equity securities available-for-sale, at fair value (cost $150,428 and $147,479)	231,719	213,839
Other long-term investments	14,471	12,506
Short-term investments	25,255	39,670
Total investments	1,529,785	1,465,714

Cash	402	307
Reinsurance receivables due from affiliate	26,079	21,326
Prepaid reinsurance premiums due from affiliate	15,759	9,309
Deferred policy acquisition costs (affiliated $43,836 and $40,660)	44,110	40,939
Amounts due from affiliate to settle inter-company transaction balances	4,210	—
Prepaid pension and postretirement benefits due from affiliate	11,407	12,314
Accrued investment income	11,963	11,050
Amounts receivable under reverse repurchase agreements	16,500	20,000
Accounts receivable	813	2,076
Income taxes recoverable	3,850	—
Goodwill	942	942
Other assets (affiliated $4,818 and $4,632)	5,018	4,836
Total assets	$1,670,838	$1,588,813

LIABILITIES
Losses and settlement expenses (affiliated $720,901 and $685,533)	$726,461	$690,532
Unearned premiums (affiliated $281,055 and $243,682)	282,443	244,885
Other policyholders' funds (all affiliated)	9,847	13,068
Surplus notes payable to affiliate	25,000	25,000
Amounts due affiliate to settle inter-company transaction balances	—	11,222
Pension benefits payable to affiliate	3,807	4,097
Income taxes payable	—	2,359
Deferred income taxes	21,403	11,321
Other liabilities (affiliated $24,155 and $27,871)	26,815	32,987
Total liabilities	1,095,776	1,035,471

STOCKHOLDERS' EQUITY
Common stock, $1 par value, authorized 30,000,000 shares; issued and outstanding, 21,379,763 shares in 2017 and 21,222,535 shares in 2016	21,380	21,223
Additional paid-in capital	122,640	119,054
Accumulated other comprehensive income	64,326	46,081
Retained earnings	366,716	366,984
Total stockholders' equity	575,062	553,342
Total liabilities and stockholders' equity	$1,670,838	$1,588,813

LOSS AND SETTLEMENT EXPENSE BY LINE OF BUSINESS

	Three months ended September 30,
	2017			2016
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$30,229	$24,293	80.4%	$28,113	$26,274	93.5%
Property	27,980	15,803	56.5%	27,471	17,227	62.7%
Workers' compensation	25,373	11,386	44.9%	24,536	13,510	55.1%
Other liability	24,996	15,802	63.2%	24,277	14,179	58.4%
Other	2,203	447	20.3%	2,102	705	33.6%
Total commercial lines	110,781	67,731	61.1%	106,499	71,895	67.5%

Personal lines	9,691	6,308	65.1%	9,873	9,748	98.7%
Total property and casualty insurance	$120,472	$74,039	61.5%	$116,372	$81,643	70.2%

Reinsurance
Pro rata reinsurance	$10,730	$10,159	94.7%	$15,066	$10,235	67.9%
Excess of loss reinsurance	23,988	35,378	147.5%	20,743	16,295	78.6%
Total reinsurance	$34,718	$45,537	131.2%	$35,809	$26,530	74.1%

Consolidated	$155,190	$119,576	77.1%	$152,181	$108,173	71.1%

	Nine months ended September 30,
	2017			2016
($ in thousands)	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio	Premiums earned	Losses and settlement expenses	Loss and settlement expense ratio
Property and casualty insurance
Commercial lines:
Automobile	$87,275	$74,926	85.8%	$82,449	$69,763	84.6%
Property	79,551	51,291	64.5%	77,292	52,687	68.2%
Workers' compensation	75,419	41,451	55.0%	71,272	39,680	55.7%
Other liability	73,378	40,833	55.6%	72,086	38,045	52.8%
Other	6,509	777	11.9%	6,246	648	10.4%
Total commercial lines	322,132	209,278	65.0%	309,345	200,823	64.9%

Personal lines	28,175	21,789	77.3%	29,244	24,384	83.4%
Total property and casualty insurance	$350,307	$231,067	66.0%	$338,589	$225,207	66.5%

Reinsurance
Pro rata reinsurance	$33,181	$23,979	72.3%	$44,175	$26,367	59.7%
Excess of loss reinsurance	66,026	68,043	103.1%	58,600	44,528	76.0%
Total reinsurance	$99,207	$92,022	92.8%	$102,775	$70,895	69.0%

Consolidated	$449,514	$323,089	71.9%	$441,364	$296,102	67.1%

PREMIUMS WRITTEN
	Three months ended September 30, 2017		Three months ended September 30, 2016
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$32,678	18.1%	$29,649	16.8%	10.2%
Property	33,958	18.8%	34,062	19.3%	(0.3)%
Workers' compensation	36,266	20.1%	35,623	20.2%	1.8%
Other liability	28,212	15.6%	27,060	15.4%	4.3%
Other	2,529	1.4%	2,329	1.3%	8.6%
Total commercial lines	133,643	74.0%	128,723	73.0%	3.8%

Personal lines	10,368	5.8%	10,181	5.8%	1.8%
Total property and casualty insurance	$144,011	79.8%	$138,904	78.8%	3.7%

Reinsurance
Pro rata reinsurance	$10,591	5.9%	$15,115	8.6%	(29.9)%
Excess of loss reinsurance	25,932	14.3%	22,224	12.6%	16.7%
Total reinsurance	$36,523	20.2%	$37,339	21.2%	(2.2)%

Consolidated	$180,534	100.0%	$176,243	100.0%	2.4%

	Nine months ended September 30, 2017		Nine months ended September 30, 2016
($ in thousands)	Premiums written	Percent of premiums written	Premiums written	Percent of premiums written	Change in premiums written
Property and casualty insurance
Commercial lines:
Automobile	$97,759	20.3%	$89,974	19.2%	8.7%
Property	87,825	18.3%	85,534	18.2%	2.7%
Workers' compensation	83,025	17.3%	80,896	17.2%	2.6%
Other liability	80,217	16.7%	78,456	16.7%	2.2%
Other	7,226	1.5%	6,863	1.5%	5.3%
Total commercial lines	356,052	74.1%	341,723	72.8%	4.2%

Personal lines	29,157	6.1%	28,981	6.2%	0.6%
Total property and casualty insurance	$385,209	80.2%	$370,704	79.0%	3.9%

Reinsurance
Pro rata reinsurance	$30,096	6.3%	$42,078	9.0%	(28.5)%
Excess of loss reinsurance	65,249	13.5%	56,676	12.0%	15.1%
Total reinsurance	$95,345	19.8%	$98,754	21.0%	(3.5)%

Consolidated	$480,554	100.0%	$469,458	100.0%	2.4%

Contacts
Investors:	Media:
Steve Walsh, 515-345-2515	Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com	lisa.l.hamilton@emcins.com